UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 02 )*

Cedar Fair LP

(Name of Issuer)

Common

(Title of Class of Securities)

15018510W

(CUSIP Number)

Neuberger Berman Group LLC,  605 Third Avenue  New York,  NY  10158  Phone : 646-497-4674

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 09, 2010

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.    ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Neuberger Berman Group LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(e) or 2(f)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
6689990

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
6689990

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6689990

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.09%

14	TYPE OF REPORTING PERSON
HC

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Neuberger Berman LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(e) or 2(f)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
6689990

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
6689990

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6689990

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
12.09%

14	TYPE OF REPORTING PERSON
BD IA

Item 1.	Security and Issuer

The class of equity securities to which this Amendment No. 2 to statement on Schedule 13D relates is the units representing limited partnership interests of Cedar Fair, L.P. (the “Issuer’), a Delaware limited partnership, having its principal business office at One Cedar Point Drive, Sandusky, Ohio 44870.

Item 2.	Identity and Background

(a)	This statement is being filed by the following persons: Neuberger Berman Group LLC (“NBG”) and Neuberger Berman LLC (“NB LLC”) (the “Reporting Persons”).

(b)	NBG and NB LLC are Delaware limited liability companies, each having its principal business office at 605 Third Avenue, New York, NY 10158.

(c)
NBG is the parent company of various subsidiaries engaged in the investment advisory business.

NB LLC, an indirect subsidiary of NBG, is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and a broker-dealer registered under the Securities and Exchange Act of 1934, as amended. As a registered investment adviser (“RIA”), NB LLC provides discretionary investment advisory services to private investors, institutions, endowments, employee benefit plans, foundations and others.

The information required by instruction C to Schedule 13D with respect to the executive officers and directors of the Reporting Persons set forth below.

Neuberger Berman Group LLC

Directors
Joseph Amato

Robert D’Alelio

William Fox

Jack McCarthy

George Walker

Richard Worley

Lawrence Zicklin

Executive Officers
George Walker Chief Executive Officer

Joseph Amato President

Heather Zuckerman Secretary and Executive Vice President

Andrew Komaroff Chief Operating Officer and Executive Vice President

Irene Ashkenazy Treasurer

Neuberger Berman LLC
Executive Officers

Joseph Amato President, Chief Executive Officer and Chief Investment Officer - Equities

Brad Cetron Chief Compliance Officer

John Dorogoff Chief Operations Officer, Chief Financial Officer, and Treasurer

Kevin Handwerker General Counsel and Managing Director

Bradley Tank Managing Director and Chief Financial Officer – Fixed Income

(d)	None of the individuals referenced above in Item 2 have been convicted in a criminal proceeding in the past five years.

(e)
None of the individuals referenced above in Item 2 have been party to a civil proceeding of a judicial or administrative proceeding or subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws in the past five years.

(f)	All of the individuals referenced above in Item 2 are citizens of the United States.

Item 3.	Source and Amount of Funds or Other Consideration

NB LLC, in its capacity as a RIA, used an aggregate of approximately $24,054,917 of funds provided through the accounts of certain of its investment advisory clients to purchase the additional Securities reported as beneficially owned in Item 5.

Item 4.	Purpose of Transaction

Subsequent to the Issuer and Apollo Management terminating their definitive merger agreement on April 6, 2010, the Reporting Persons have determined that they beneficially own the Securities as reported in Item 5 for investment purposes only and not with any purpose of, or with the effect of, changing or influencing control of the Issuer. The Reporting Persons intend to report the Securities beneficially owned by them on Schedule 13G.

(a)

(b)

(c)

(d)

(e)

(f)

(g)

(h)

(i)

(j)

Item 5.	Interest in Securities of the Issuer

(a)
The aggregate number of Securities to which this Schedule 13D relates is 6,689,990 shares, representing 12.09% of the 55,324,273 units representing limited partner interests reported as outstanding in the Issuer’s most recent Form 10-Q for the quarterly period ending March 28, 2010. The Reporting Persons beneficially own the Securities as follows:

NB LLC 6,689,990 Units 12.09% Percentage of units outstanding

NBG is deemed to have beneficial ownership of the Securities beneficially owned by NB LLC.

(b)
NB LLC has been granted discretionary voting and dispositive power with respect to 5,805,984 of the shares reported herein as beneficially owned by it, and with respect to such shares NB LLC shares voting and dispositive power with its clients in whose accounts the shares are held. In addition, NB LLC has been granted discretionary dispositive power, but not voting power, with respect to the remaining 884,006 shares reported herein as beneficially owned by it, and with respect to such shares NB LLC shares only dispositive power with its clients in whose accounts such shares are held.

(c)	Not applicable.

Transaction Date	Shares or Unites Purchased (Sold)	Price Per Share or Unit
5/10/2010
5/10/2010
5/10/2010
5/10/2010
5/11/2010
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5/17/2010
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5/24/2010
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5/28/2010
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6/1/2010
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7/1/2010
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1400
1100
7000
6000-
250
1650
11500
3300
3300
1000
1500
25-
550-
50-
400-
1000-
1000-
3000
1500
1100
1800
400
1800
3000
2500
1500
1000
1700
900
4000-
1000
1350
1650
1500
1200
1700
10000-
7000
1000
1700
1800
9000
700
1400
1000
400
5000
1800
1700
1200
2000
500-
300-
200
50
100
250
250
200
150
1000
1000
200
50
300
3000
1500
400
600
300
1600
800
475
600
300
260
350
200
200
200
400
400
475
375
2000
400
1000
200
900
560
560
500
800
1800
7500
675
950
225
225
1525
700
1500
1000
4000
4000
4000
1000
800
7500
1500
1000-
1250-
250-
600
1000
500
500
500
1700
1500
800
600
600
3000
600
1400
2000
1400
600
900
1500
3000
1500
2000
3600
5000
4000
1200
11000
1300
3000
2600
1000
500
1000
1000
600
2100
2600
360
1600
2000
2500
3000
300
500
600
300
450
600
500
3500
1000
1000
2000
1750
3000
3600
800
2000
2100
500
800
3000
1000
1000
400
400
400
800
1200
2000
3000
2000
1200
900
1900
1000
1200
1000
1200
2000
1400
1400
1400
2400
1100
800
1200
8000
1500
4000
300
2600
1100
2400
3000
1100
1000
1000
1400
1200
200
700
1000
10000
2000
3400
1000
3000
300
1000
1400
1000
2000
1000
1000
1400
1700
25000
5000
1400
20000
4000
700
600
600
1500
1000
700
1100
1040
1500
300
500
1100
600
600
800
600
700
1100
500
1100
800
700
1700
3000
800
3000
200
125
1000
550
1400
3400
500
550
3000
600
650
500
450
1500
600
600
700
550
600
700
300
800
500
600
1400
700
750
180
1000
600
750
350
400
200
1000
250
600
700
3000
2000
1600
3000
1500
1100
1100
1500
1200
1800
1000
1800
2000
1400
2100
1700
900
3500
1000
550
300
289
600
800
1600
3000
1000
1600
400-
100-
1800
3000
2000
5000
8000
1400
1400
3400
800
6400
1600
2400
1000
1600
300
900
600
1000
200
3000
600
600
1000
1200
400
400
5000
1000
700
6000
1400
900
1500
1300
1500
3800
900
5500
900
1300
600
300
2400
3600
1800
2000
1400
2400
2000
3000
1000
2000
2400
2000
2000
3000
1000
1300
800
50
100
100
100
100
100
200
100
250
100
100
600
400
600
200
225
500
1000
300
400
340
200
400
500
600
550
600
800
460
400
500
250
900
600
600
600
300
400
300
500
500
350
300
300
600
800
600
600
300
600
600
600
800
400
1000
1400
500
800
1100
700
2500
1100
600
800
800
500
1900
300-
200-
900-
500-
1400-
1000
2000
3000
2400
600
300
1000
700
1400
1000
3000
600
1000
1600
1000
1000
3000
1000
1200
1100
900
2400
2400
450
240
1400
700
2500
1900
1000
3000-
1500-
1500-
1000
800
500
2500
5000
250
600
1000
840
1400
1400
900
700
700
1100
800
1000
700
3000
1000
200
1800
600
1200
1100
900
1500
800
2400
2100
1100
250
2400
1000
2000
600
400
840
600
3200
2500
2500
1000
600
200
400
2500
1000
700
300
200
1200
2200
400
300
2200
200
900
100
300
1450
200
1275
200
200
925
200
1600
200
900
200
1600
950
100
850
100
875
800
100
300
100
200
920
2600
400
1550
200
1700
300
1400
200
200
1600
200
1500
950
1000
300
2200
1000
1100
1000
200
200
900
1750
300
100
800
850-
750-
500-
600-
1200
800
2700
16000
400
400
400
400
300
400
150
400
3000
2000
2000
600
400
500
400
400
2000
500
1500
2500
2000
1500
1000
400
500
2000
300
400
500
1200
2400
900
1500
1000
2000
1400
1200
2300
600
1200
200
1600
1800
875
600
600
300
160
500
400
200
350
400
1000
500
400
400
1500
3000
1000
2000
3000
1600
1000
1000
400
360
300
360
400
1600
1800
1000
1000
2400
1500
300
225
300
300
400
800
400
700
250
200
300
400
3600
700
2000
1000
1000
1500
2000
2000
1200
6000
2000
6000
2000
2500
4000
1000
1300
600
600
4000
900
6000
1050
900
1550
4000
600
400
2100
10000
900
1800
500
700
1000
1000
1000
11000
600
200
1000
900
260
600
800
400
500
200
300
3000
2000
1000
1000
100
2400
1200
700
800
1400
1500
700
1800
500
1000
1500
1200
2000
600
600
600
2000
1800
540
2000
1000
2850
1200
2100
2250
690
25000
1000
300
400
300
600
300
1400
1750
2000
900
1400
2000
400
1100
1700
3200
3000
1400
2500
700
400
6000-
5000
300
400
200
2100
10000
9000
2000
2000
4000
4000
50-
525-
125-
100-
2000
1000
1
1500
700
2400
1500
800
400
500
600
2800
5100
13.8984
13.8209
14.1299
13.7848
13.9883
13.9353
13.9353
13.9353
13.9353
13.9353
13.9279
13.45
13.947
13.947
13.947
14.02
14.02
13.8728
13.8276
13.8445
13.7066
13.7066
13.7066
13.7066
13.7066
13.8406
13.3386
13.3386
13.3386
13.3708
13.2054
13.2054
13.2054
13.3193
13.2054
13.668
13.5042
13.2911
13.245
13.2594
12.84561
12.84561
12.8847
12.9729
12.8847
12.81
12.8035
13.0494
12.789
12.7992
12.7884
12.78
12.78
12.9721
12.9721
12.9721
12.9721
12.9721
12.9721
12.9721
12.9721
12.9721
12.9721
12.9721
12.9721
12.8808
12.8884
12.4192
12.4192
12.4192
12.3358
12.3199
12.7239
12.7239
12.7239
12.7239
12.7239
12.7239
12.7239
12.7239
12.7239
12.7239
12.7239
12.7239
12.888
12.9178
12.9178
12.9178
12.9178
12.9178
12.9178
12.9178
12.9178
12.9794
12.9831
12.968
12.968
13
13
12.998
12.7986
12.7807
12.801
12.75158
12.75158
12.75158
12.75158
12.59
12.7029
12.4973
12.4685
12.4685
12.4685
12.6157
12.6086
12.7073
12.7073
12.7073
13.09391
13.09391
13.09391
13.09391
13.09391
13.09391
13.09391
13.09391
13.09391
13.09391
13.09391
13.09391
13.09391
13.09391
13.09391
13.09391
13.09391
13.09391
12.934
12.8267
13.0279
13.1973
12.934
13.09391
13.09391
12.91
12.5402
12.5402
12.5402
12.5402
12.5402
12.5402
12.5402
12.5402
12.5402
12.5402
12.5402
12.5402
12.5402
12.5402
12.5402
12.5402
12.3801
12.3801
12.3801
12.3801
12.3801
12.3042
12.3801
12.3042
12.3801
12.3801
12.6807
12.6561
12.6575
12.6775
12.6348
12.4497
12.4497
12.4497
12.4497
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6467
11.6178
11.9222
11.6178
11.6178
11.9222
11.9222
11.9222
11.9222
11.9222
11.9222
11.9222
11.6467
11.6467
11.6694
11.6694
11.6694
11.6694
11.6694
11.6694
11.6694
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.3853
12.6213
12.6213
12.6213
12.9399
12.9499
12.9475
12.9499
12.4599
12.4814
12.948
12.3518
12.9993
12.9783
12.9527
12.14
12.9399
12.9487
12.95
12.9583
12.4599
12.9882
12.95
12.9499
12.89
12.95
12.5004
13
12.9943
12.2199
12.95
12.4899
12.858
12.3999
12.95
12.9399
12.95
12.4899
12.9304
12.95
12.9899
12.9571
12.9534
12.8358
12.8358
12.8358
12.8358
12.9534
12.9534
12.9534
12.8358
12.9534
12.8358
12.8358
12.9534
12.8358
12.8358
12.9534
12.8358
12.8358
12.8358
12.9791
12.95
12.9499
12.9899
12.95
12.89
12.291
12.79
12.448
12.8001
12.8001
13.0608
13.0608
13.0608
13.2919
13.0608
13.0608
13.0608
13.0608
13.0608
13.0608
13.0608
13.0608
13.0608
13.0608
13.2924
13.3099
13.2974
13.2359
13.3124
13.1307
13.1875
13.1875
13.3091
13.3091
13.18
13.1475
13.3026
13.3026
12.8126
13.3026
12.8126
12.8126
12.8126
12.8126
12.8126
12.8126
12.8126
12.8126
12.8126
12.8126
13.1
13.1
12.9721
13.0361
13.0453
13.0453
13.0453
13.0453
13.0453
12.976
13.0453
13.0361
13.0361
13.0453
13.0361
13.0453
13.0361
12.9854
12.9854
12.78
12.78
12.78
12.78
12.78
12.78
12.78
12.78
12.78
12.78
12.78
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.7184
12.8715
12.8715
12.8715
12.8715
12.8715
12.8715
12.8715
12.806
12.8715
12.8715
12.8715
12.7184
12.7184
12.8764
12.8524
12.8524
12.8524
12.8524
12.8524
12.7414
12.7414
12.7414
12.7414
12.7414
12.7414
12.7414
12.7414
12.7414
12.7414
12.7414
12.7414
12.7414
12.7414
12.7414
12.7414
12.7414
12.5125
12.5793
12.9091
12.9091
12.9091
12.9091
12.9091
12.9091
12.9091
12.9091
12.9091
12.9268
12.163
12.3365
12.3365
12.3365
12.249
12.2685
12.2685
12.2685
12.2685
12.4128
12.4128
12.3049
12.3305
12.3305
12.3049
12.3049
12.3305
12.3305
12.3305
12.3305
12.3305
12.3049
12.3049
12.3305
12.3049
12.3305
12.3305
12.3305
12.3305
12.3305
12.3305
12.3305
12.3049
12.3049
12.3305
12.3049
12.3049
12.3049
12.3049
12.3305
12.3305
12.3305
12.3049
12.3049
12.0607
12.0607
11.9785
11.9785
11.9785
11.9785
11.9785
11.9785
11.942
11.942
11.9871
12.0214
12.0214
11.9871
11.9871
12.0214
11.9871
12.0214
11.9871
12.0214
12.0214
11.9871
12.0214
11.9871
11.9871
12.0214
11.9871
12.0214
11.9871
12.0214
11.9871
12.0214
12.0214
11.9871
12.0214
11.9871
12.1078
12.0214
11.9871
12.0214
11.9871
11.9871
12.0214
12.0214
11.9871
12.0214
11.9871
12.0214
11.9871
12.0214
11.9871
11.9871
12.0214
11.9871
12.0214
12.1078
12.1078
11.9871
12.0214
12.1078
12.1078
12.0214
11.9871
11.9871
12.0214
12.0214
11.9871
11.9871
12.0214
11.8748
11.8748
11.8748
11.8748
12.40762
12.40762
12.40762
12.40762
12.40762
12.40762
12.40762
12.40762
12.40762
12.40762
12.40762
12.40762
12.40762
12.40762
12.40762
12.40762
12.40762
12.40762
12.40762
12.40762
12.6892
12.6892
12.6892
12.6892
12.6892
12.6892
12.6892
12.6892
12.6892
12.6892
12.6892
12.6892
12.6892
12.6892
12.6892
12.6892
12.1862
12.1862
12.7165
12.4531
12.4531
12.4531
12.4531
12.4531
12.33
12.4531
12.1862
12.4531
12.2184
12.2184
12.2184
12.2184
12.2184
12.2184
12.2184
12.2184
12.2184
12.2184
12.2184
12.2184
12.2184
12.2047
12.2047
12.2047
12.2047
12.2047
12.2047
12.2047
12.2047
12.2047
12.2047
12.2047
12.2047
12.2047
12.2047
12.2047
12.2047
12.2047
12.2047
12.2047
12.1462
12.1224
12.1462
12.1462
12.1237
12.1474
12.1261
12.1259
12.1262
12.1462
12.12
12.135
12.135
12.135
12.03351
12.03351
12.03351
12.03351
12.03351
12.03351
12.03351
12.03351
12.03351
12.03351
12.03351
12.03351
12.03351
12.03351
12.03351
12.0271
12.0271
12.0687
12.0271
12.0687
12.0687
12.0687
12.0687
12.0687
12.0271
12.0271
12.0687
12.0687
12.0687
12.0687
12.0687
12.0687
12.0687
12.0271
12.03351
12.1829
12.22902
12.22902
12.22902
12.22902
12.22902
12.22902
12.22902
12.22902
12.22902
12.22902
12.22902
12.1058
12.1058
12.1058
12.1058
12.29
12.1058
12.1058
12.1058
12.1058
12.1058
12.1058
12.1058
12.1058
12.1058
12.22902
12.2208
12.2208
12.2208
12.2208
12.2208
12.2208
12.2208
12.2208
12.2208
12.2208
12.2208
12.2208
12.2208
12.2208
12.2208
12.29638
12.29638
12.29638
12.29638
12.29638
12.29638
12.29638
12.29638
12.4392
12.4392
12.4392
12.4392
12.4392
12.4392
12.4392
12.4392
12.4392
12.4392
12.4392
12.0062
12.0062
12.0062
12.0062
12.2263
11.96748
11.96748
11.96748
11.96748
11.96748
11.8962
11.8962
12.1253
12.1253
12.042
12.2393
11.971
11.971
11.971
11.971
12.82979
12.82979
12.56
12.7641
12.7641
12.704
12.704
12.704
12.704
12.704
12.704
12.704
12.82979

(d)	Not applicable.

(e)	Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Not applicable.

Item 7.	Material to Be Filed as Exhibits

Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Neuberger Berman Group LLC

July 12, 2010	By:	/s/ Kevin Handwerker
General Counsel

Neuberger Berman LLC

July 12, 2010	By:	/s/ Kevin Handwerker
General Counsel

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Footnotes:

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)